Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of December 2, 2025 (the “Amendment Date”) by and between INmune Bio Inc. (the “Company”), and David Moss (the “Employee”). The Company and the Employee are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties previously entered into that certain Employment Agreement dated November 26, 2025 (the “Original Agreement”); and

WHEREAS, the Parties have determined that the annual compensation stated in the Original Agreement contained an error, and the Parties desire to correct such error and amend the Original Agreement accordingly; and

WHEREAS, the Parties have also determined that the stock option grant amount specified in Section 2.3 of the Original Agreement was stated in error, and the Parties desire to amend the Original Agreement to reflect the corrected number of stock options to be granted; and

WHEREAS, except as expressly amended by this Amendment, all terms and conditions of the Original Agreement shall remain unchanged and in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Annual Compensation

Section 2.1 of the Original Agreement titled “Base Salary” is hereby deleted in its entirety and replaced with the following:

“For services to be rendered hereunder, you shall receive a base salary at the rate of $454,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.”

2. Amendment to Stock Option Provision

The first sentence within Section 2.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following, while the remaining of Section 2.3 shall remain unchanged:

“Subject to approval by the Board, the Employee shall be granted an option to purchase 750,000 shares of common stock of the Company (the “Option”) pursuant to the Second Amended and Restated INmune Bio Inc. 2021 Stock Incentive Plan (as amended from time to time, the “Plan”).”

3. Retroactive Effect

The Parties acknowledge and agree that the amendments set forth in this Amendment are intended solely to correct errors in the Original Agreement, and shall be deemed effective retroactively as of the Effective Date (as defined in the Original Agreement).

4. No Other Changes

Except as expressly amended by this Amendment, all other terms, provisions, obligations, and conditions of the Original Agreement shall remain in full force and effect without modification.

5. Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered electronically or by PDF shall be deemed effective for all purposes.

6. Ratification

The Parties hereby ratify and reaffirm all provisions of the Original Agreement as amended by this Amendment.

7. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of law principles.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date. INmune Bio Inc.

By:	/s/ Tim Schroeder
Name	Tim Schroeder
Title:	Chairman of Compensation Committee

Signature

/s/ David Moss